Exhibit 10.1

LICENSE AND ASSET PURCHASE OPTION AGREEMENT

This LICENSE AND ASSET PURCHASE OPTION AGREEMENT (the “Agreement”) is made and entered into as of 12:01 a.m. on June 25, 2012 (the “Effective Time”), by and between Biopack Environmental Solutions, Inc., a Nevada corporation maintaining an address at 10 Saugatuck Ave., Westport, Connecticut 06880 (“BPAC”) and TriStar Consumer Products, Inc., a Nevada corporation and a subsidiary of BPAC (the “Licensee”), on the one hand, and NorthStar Consumer Products, LLC, a Connecticut limited liability company maintaining business offices at 10 Saugatuck Ave, Westport CT 06880 (“NCP” or, the “Licensor”).   The Licensee and the Licensor are sometimes referred to, individually as a “Party” and collectively as the “Parties”.

BACKGROUND INFORMATION

The Licensor is in the business of developing and selling health and beauty products. Currently NCP owns a brand of skincare and other products specifically targeted for pregnant women sold under the name “Beaute de Maman”.  In addition, the Licensor owns a formula being developed for itch suppression to be sold as an over-the-counter product, if successful. Collectively these formulas and product lines represent the “Business”.  This Agreement sets forth the terms and conditions upon which Licensee will acquire the exclusive right to license the Business from Licensor, acquire all existing inventory related to the Beaute de Maman product line, and acquire the exclusive right to purchase certain assets of the Business from Licensor.

OPERATIVE PROVISIONS

In consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor, BPAC and Licensee hereby mutually agree as follows:

1.

LICENSE OF THE BUSINESS.

1.1.

Grant of License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, an exclusive, non-transferable, royalty-free, worldwide license, to all rights in the Business (the “License”) for the Term described in Section 1.2 below.

1.2.

Term of License.  The term of the License shall last for a period not exceeding 12 months (365 days) from the date of this Agreement unless terminated earlier pursuant to Section 1.3 below or as may be extended in writing by the Parties (the “Term”).  During this Term, Licensee will be entitled to:  i) develop, market and sell all products developed for the Beaute de Maman product lines, and ii) develop, market and sell the formula being developed by the Business for itch suppression, all on the terms set forth herein.  During the Term the Licensee will be responsible for all liabilities and obligations related to the Business.

1.3.

Termination by Licensor.  In addition to any other rights of termination set forth in this Agreement, and subject to any applicable cure periods prescribed herein, Licensor may in its sole discretion terminate the License and this Agreement in the event that:

1.3.1

BPAC or Licensee fails (a) to make payments when due of any amounts owed to (i)  Licensor pursuant to the terms of the Consulting Agreement dated June 1, 2012 between Licensor and BPAC (d/b/a TriStar Wellness Solutions, Inc.) (the “Consulting Agreement”), (ii) Dr. Michele Brown as royalty payments or otherwise pursuant to the Purchase Agreement described in Section 1.4.2 below, or (iii) to Licensor or any third party on account of the Business or the Assets, or (b) to have sufficient funds to pay its bills as they become due; and in each case such failure is not corrected within ten (10) business days after written notice of such failure is delivered by Licensor;

1.3.2

 Licensee files for bankruptcy or a petition in bankruptcy is filed against Licensee and is consented to, acquiesced, and remains undismissed for ninety (90) days; or Licensee makes a general assignment for the benefit of creditors, or a receiver is appointed for Licensee; or

1.3.3

BPAC or Licensee (i) terminates or materially interferes with the management and operating control of the business by, and in the discretion of, John Linderman and James Barickman, under the Consulting Agreement, or the Consulting Agreement is otherwise terminated by BPAC or Licensee, or (ii) breaches its representations, warranties or covenants hereunder in any material respect.

1.4.

Royalties and Other Payments.

1.4.1

Shares.  Within five (5) days from the Effective Time, BPAC will issue 225,000 shares of BPAC’s Series D Convertible Preferred Stock to Licensor in exchange for the License (the “License Shares”).

1.4.2

Royalty.  In partial consideration for the License granted hereunder, during the term of this Agreement, Licensee shall pay the royalty payments due and owing to Dr. Michele Brown under that certain Purchase Agreement by and between NCP and Dr. Michele Brown dated December 31, 2011 identified on Schedule 3.4.  No other royalty payments shall be owed to Licensor under this Agreement.

1.5.

Purchase of Inventory.  In connection with the granting of the License, Licensor agrees to sell, and Licensee agrees to purchase, all existing finished product of the Beaute de Maman product line (the “BDM Inventory”) currently owned by Licensor, on an “As Is” basis.  The purchase price for such inventory will be 25,000 shares of the BPAC’s Series D Convertible Preferred Stock (the “BDM Inventory Shares”).

2.

SALE AND TRANSFER OF ASSETS.

2.1.

Purchase Option.  Licensor grants Licensee an irrevocable option to purchase all Licensor’s right, title, and interest on an “As Is” basis in the assets set forth on Exhibit A, which Licensee may exercise upon all of the following conditions being met:

(i)

BPAC must be a fully reporting company under the Securities Exchange Act of 1934, as amended (the “’34 Act”), and be current in its reporting obligations under the ’34 Act;

(ii)

There must be mutually agreed written employment agreements in place, to be effective upon Licensee closing the purchase of the Assets, hiring John Linderman as President and Chief Executive Officer and James Barickman as Chief Marketing Officer of BPAC and Licensee;

(iii)

Licensee must be in a position to support the marketing and other operational needs of the Business, and to otherwise meet its financial obligations as they become due and not be delinquent in any outstanding payment obligations;

(iv)

The Licensee shall have fully assumed the obligations for the “Product Line Payment” under the contract described on Schedule 3.4 with respect to a sale of the Beaute de Maman business, on a basis mutually acceptable to the Parties and to the seller of the Beaute de Maman business, and without liability or obligation of Licensor; and

(v)

There shall be no litigation or inquiry, investigation or proceeding (whether preliminary, formal or informal) by any governmental unit, agency or regulatory body (or SRO), or by any current or former BPAC stockholder or BPAC or Licensee creditor, that is pending or overtly threatened against Licensee or BPAC, including without limitation, no litigation, inquiry, investigation or proceeding with respect to BPAC’s securities issuances and/or ’34 Act filings, or seeking to delist or remove BPAC from the OTC Markets (Pink Sheets).

This option will be exclusive and remain open for a period (the “Option Period”) of the shorter of (i) six (6) months after the above five conditions are satisfied, or (ii) the remaining Term of the License.  Upon expiration of the Option Period, this option will automatically and irrevocably expire and be of no further force and effect.  If Licensee validly exercises this option, BPAC will issue Licensor 750,000 shares of its Series D Convertible Preferred Stock as consideration for such purchase (the “Purchase Shares”).  The Purchase Shares, the License Shares and the BDM Inventory Shares together constitute the “Shares”.

2.2.

Assets.  If Licensee validly exercises its option under Section 1.5 above, then as soon as practically possible after receiving written notification from Licensee of its election to purchase the Assets and upon the terms and subject to the conditions set forth in this Agreement, Licensor shall sell, convey, assign, transfer and deliver to Licensee, and Licensee shall purchase and acquire from Licensor (the “Purchase”, and together with the License, the “Contemplated Transactions”), all of Licensor’s right, title, and interest in and to certain of Licensor’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, related to the Business, including, but not limited to, the assets set forth on Exhibit A (the “Assets”), pursuant to such Bill of Sale, Assignment and Assumption Agreement and other instruments of conveyance, sufficient to convey title to the Assets to the Licensee on an “As Is” basis, and to fully release Licensor from any and all liabilities associated with the Assets.

2.3.

Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Licensor (collectively, the “Excluded Assets”) are not part of the sale and purchase of the Assets, are excluded from the Assets and shall remain the property of Licensor after the Effective Time.

2.3.1

all minute books, stock records and corporate seals;

2.3.2

any equity securities of Licensor held in treasury;

2.3.3

all personnel records and other records that Licensor is required by law to retain in its possession;

2.3.4

all rights in connection with and assets of any employee benefit plans maintained by Licensor;

2.3.5

cash and bank deposits of Licensor as of the Effective Time;

2.3.6

all rights of Licensor under this Agreement; and

2.3.7

all assets, if any, specifically set forth on Schedule 1.2.

3.

REPRESENTATIONS AND WARRANTIES OF THE LICENSOR.  The Licensor represents and warrants to Licensee as follows:

3.1.

Organization; Power; Authority.  Licensor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Connecticut, with full power and authority to carry on the Business as now being conducted and to own, operate and lease (as the case may be) the Assets and to perform all of its obligations.  Licensor has the limited liability company power and authority to license the Business to Licensee, and the execution, delivery and performance of this Agreement and the Contemplated Transactions have been properly and duly authorized by Licensor.  This Agreement and all other agreements executed in connection with the Purchase constitutes, or will constitute upon execution, the legal, valid and binding obligations of Licensor, enforceable in accordance with their respective terms.

3.2.

No Conflict or Violation; Approvals.  The execution, delivery and performance of this Agreement and the Contemplated Transactions will not (a) violate or conflict with Licensor’s articles of organization or operating agreements; (b) cause a breach of, or a default under, or create any right for any party to accelerate, terminate, modify or require notice under or cancel, any contract, permit, authorization or concession that Licensor is a party or by which any of the Assets are bound; (c) violate by Licensor any law, rule, regulation, constitution, injunction, judgment, order, decree, ruling or other restriction of any government, government agency or court; or (d) impose any encumbrance, restriction or charge on the Business or on any of the Assets.  No consent, approval or authorization of, or declaration, filing or registration with, any authority, or any other person or entity, is required to be made or obtained by Licensor in connection with the execution, delivery and performance of the Agreement and the Contemplated Transactions, except as have been received by Licensor.

3.2.1

Title.  Licensor has good and marketable title to all of the Assets, free and clear of all liens, assignments, security interests, claims, mortgages, encumbrances or charges of any kind or nature (“Liens”).  As of the Closing Date, Licensee shall acquire good and marketable title to all of the Assets free and clear of all Liens, except those set forth in Exhibit B.  The Assets constitute all of the assets (tangible and intangible, and including, but not limited to, all intellectual property assets) necessary to operate the Business in the manner presently operated by Licensor and each of the Assets is in good operating condition and repair, normal wear and tear excepted.

3.4

Material Contracts.  Other than as set forth in Schedule 3.4, Licensor is not a party to any contract related to the Business under which Licensor paid (a) $10,000 or more during the 12 month period ending December 31, 2011, or (b) received $10,000 or more during the 12 month period ending December 31, 2011.  Other than as set forth in Schedule 3.4, Licensor is not subject to any contract: (i) that contains covenants limiting the freedom of Licensor to compete in any line of business in any geographic area; (ii) that requires Licensor to share any profits, or requires any payments or other distributions based on profits, revenues or cash flows; or (iii) pursuant to which third parties have been provided with products that can be returned to Licensor in the event they are not sold and which could involve products valued at $10,000 or more (invoice price) in the aggregate.

3.5

Litigation.  There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Licensor, threatened against Licensor affecting the Assets or the operation of the Business before any foreign, federal, state, local or other governmental authority or agency, or involving any private parties.

3.6

Compliance with Laws.  The operation of the Business and the Assets conform in all material respects to the requirements of all applicable laws, rules, orders, ordinances, decrees and regulations of all governmental agencies, whether national, state or local, having jurisdiction there over, and no material claim alleging nonconformity or noncompliance with respect to such matters has been made or threatened against Licensor and/or the Assets.

3.7

Taxes.  The Licensor has filed all required tax returns in connection with the Assets and the operation of the Business.  All tax returns filed by Licensor in connection with the Assets and the operation of the Business are true, correct, and complete in all material respects.  The Licensor has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to tax returns that are or were required to be filed by Licensor in connection with the Assets and the operation of the Business, or pursuant to any assessment received by Licensor.  There exists no proposed tax assessment against Licensor in connection with the Assets and the operation of the Business. All taxes that Licensor is required to withhold or collect in connection with the operation of the Assets and the Business have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

3.8

Material Misstatements or Omissions.  No representations or warranties by the Licensor in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

3.9

Information; Suitability.    The Licensor is aware that The Lebrecht Group has represented only the interests of BPAC and the Licensee in connection with this Agreement and the Contemplated Transactions and the Licensor has sought such accounting, legal and tax advice as the Licensor has considered necessary to make an informed decision with respect to the Contemplated Transactions and have determined that the terms and conditions of the Contemplated Transactions, including the consideration therefore, are fair and reasonable to the Licensor.

3.10

Intention.  The Licensor has not entered into this Agreement or agreed to complete the Contemplated Transactions with the actual intent to hinder, delay, or defraud any creditor of the Licensor.

3.11

Value of Assets.  The Licensor has received reasonably equivalent value in exchange for the obligations to be undertaken pursuant to the Contemplated Transactions.

3.12

No Bankruptcy.  No petition in bankruptcy has been filed against the Licensor during the last seven years, and the Licensor in the last seven years has not made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  The Licensor is not contemplating the filing of a petition under any state or federal bankruptcy or insolvency laws.  The Licensor has no knowledge of any person contemplating the filing of any such petition against it.

3.13

Restricted Shares.  Licensor acknowledges that the Shares are restricted securities under Rule 144 of the Securities Act of 1933, and, therefore, when issued by the Licensee will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

4.

REPRESENTATIONS AND WARRANTIES OF LICENSEE.  BPAC and Licensee, jointly and severally, represent and warrant to the Licensor as follows:

4.1

Organization and Power.  Licensee is a duly organized and validly existing Nevada corporation, and is a wholly-owned subsidiary of BPAC.  Licensee has the power and authority to carry on its business as now being conducted and to own, operate and lease its properties in the places where such business is now conducted and where such properties are now owned, leased or operated.

4.2

Authorization.  The execution, delivery and performance of this Agreement by Licensee and the consummation of the Contemplated Transactions by the Licensee have been duly authorized by the Licensee.  This Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable in accordance with its terms.  At the time of issuance, the Shares will have been fully authorized, and upon issuance, shall be fully paid and non-assessable.  Based on current capitalization plans, the aggregate amount of Shares is contemplated to represent approximately 20% of the “insider” shares (i.e. held by persons other than non-affiliated public stockholders), on an as-converted, fully diluted basis, of BPAC.

4.3

No Conflict or Violation; Approvals.  The execution, delivery and performance of this Agreement and the Contemplated Transactions will not (a) violate or conflict with Licensee’s articles of incorporation (including certificates of designations) or by-laws, (b) cause a breach of, or a default under, or create any right for any party to accelerate, terminate, modify or require notice under or cancel, any contract, permit, authorization or concession that Licensee is a party; (c) violate by Licensee any law, rule, regulation, constitution, injunction, judgment, order, decree, ruling or other restriction of any government, government agency or court; or (d) impose any encumbrance, restriction or charge on the Business or on any of the Assets.  No consent, approval or authorization of, or declaration, filing or registration with, any authority, or any other person or entity, is required to be made or obtained by Licensee in connection with the execution, delivery and performance of the Agreement and the Contemplated Transactions, except as have been received by Licensee.

4.4

Material Contracts.  Schedule 4.4 lists all material contracts of BPAC and Licensee other than this Agreement and the documents that are Exhibits to BPAC’s filed ’34 Act reports. Other than as set forth in Schedule 4.4, neither BPAC nor Licensee is not subject to any contract: (i) that contains covenants limiting the freedom of Licensee to compete in any line of business in any geographic area; or (ii) that requires Licensee to share any profits, or requires any payments or other distributions based on profits, revenues or cash flows.

4.5

Litigation.  To the best knowledge of the Licensee, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Licensee, threatened against Licensee before any foreign, federal, state, local or other governmental authority or agency, or involving any private parties.

4.6

Compliance with Laws.  Licensee conform in all material respects to the requirements of all applicable laws, rules, orders, ordinances, decrees and regulations of all governmental agencies, whether national, state or local, having jurisdiction thereover, and no material claim alleging nonconformity or noncompliance with respect to such matters has been made or threatened against Licensee.

4.7

Taxes.  To the best knowledge of the Licensee, the Licensee has filed all required tax returns required to be filed and all such tax returns filed by Licensee are true, correct, and complete in all material respects.  The Licensee has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to tax returns that are or were required to be filed by Licensee, or pursuant to any assessment received by Licensee.  There exists no proposed tax assessment against Licensee. All taxes that Licensee is required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

4.8

Material Misstatements or Omissions.  No representations or warranties by the Licensee in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

4.9

Information; Suitability.    The Licensee and BPAC have sought such accounting, legal and tax advice as the Licensee and BPAC has considered necessary to make an informed decision with respect to the Contemplated Transactions and have determined that the terms and conditions of the Contemplated Transactions, including the consideration therefore, are fair and reasonable to the Licensee and BPAC.

4.10

Intention.  The Licensee has not entered into this Agreement or agreed to complete the Contemplated Transactions with the actual intent to hinder, delay, or defraud any creditor of the Licensee.

4.11

Value of Assets.  The Licensee has received reasonably equivalent value in exchange for the obligations to be undertaken pursuant to the Contemplated Transactions.

4.12

No Bankruptcy.  No petition in bankruptcy has been filed against the Licensee or its affiliates during the last seven years, and neither the Licensee nor any of its affiliates in the last seven years has made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  The Licensee is not contemplating the filing of a petition under any state or federal bankruptcy or insolvency laws.  The Licensee has no knowledge of any person contemplating the filing of any such petition against it.

5.

COVENANTS.

5.1

Funds Received After Closing.  Any and all funds received by Licensor in respect of the operations of the Business during the Term or after the Purchase, if applicable, other than amounts received in respect of the Excluded Assets, shall be remitted to the Licensee immediately upon receipt.  Any and all funds received by the Licensee in respect of the Excluded Assets, if any, or after the Term if the Purchase does not occur, shall be remitted to the Licensor immediately upon receipt.

5.2

Liabilities.  All liabilities with respect to the operation of the Business not otherwise provided for herein which are paid or become payable after the Effective Time shall be allocated between Licensee and Licensor according to the accounting period to which they relate.  Items relating to a time prior to the Effective Time shall be paid by Licensor and those relating to a time thereafter shall be paid by Licensee.  Obligations for taxes, rent, utilities, telephone service and other items which relate to a period prior to and after the Effective Time, will be prorated as of the Effective Time between Licensee and Licensor and adjusted between the parties as soon as possible after the invoices therefore are received.

5.3

Management.  During the Term of the License, the Business and the Assets will be managed and directed pursuant to the Consulting Agreement, by John Linderman and James Barickman, which management and direction shall be at their discretion, and Licensee shall not limit or interfere with such management and direction.  Mr. Linderman and Mr. Barickman agree to provide Licensee with any and all necessary information regarding the Business to allow Licensee to timely and accurately file reports under the ’34 Act or other securities laws.

5.4

Tax Matters.

5.4.1  The Licensor shall pay all taxes of whatsoever kind or nature imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other tax authority (including all applicable penalties and interest, "Taxes") arising from or relating to the Assets prior to the Closing.

5.4.2  The Licensor on the one hand, and Licensee, on the other hand, agree to furnish or cause to be furnished to each other, upon request, such information and assistance (including access to books and records) relating to Licensor and the Licensee as is reasonably necessary for the preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

5.5

Post-Option Period Business and Assets after Option Period.  In the event that the Option Period expires and the Licensee has not exercised its option and completed the Purchase in accordance with the terms hereof, then any and all rights of Licensee with respect to the License, the Assets and the Business shall automatically and irrevocably terminate, and Licensee shall take any and all steps and actions reasonably required by Licensor to fully vest in Licensor all rights in and to the then existing Business and the Assets, “As Is”, including without limitation, any goodwill, customer, supplier, employee, consulting or other relationships, trade secrets, intellectual property, regulatory applications, registrations and approvals, and all other assets of the Business then existing.

6.

SURVIVAL OF REPRESENTATIONS; RECISSION AS SOLE REMEDY.

6.1

Survival of Representations.  Each representation, warranty, covenant and agreement made by any Party within this Agreement or pursuant hereto shall survive the Effective Time, and each Party shall cause them to remain true and correct in all material respects throughout the Term, provided however that rescission shall be the sole remedy of a Party in the event of a material breach by the other Party of its representations, warranties, covenants or agreements contained herein, taking into account any applicable cure periods.

7.

General Provisions.

7.1

Expenses.  Each party shall pay its own legal, accounting and other expenses.

7.2

Headings.  Headings are for convenience and are not admissible as to construction.

7.3

Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered or sent by overnight courier or delivery service or facsimile transmission to the applicable address appearing in the preamble to this Agreement, or to such other address as either party may have designated by like notice forwarded to the other party hereto.  All notices, except notices of change of address, shall be deemed given one business day if they have been mailed by overnight courier or delivery service, or immediately if they have been hand delivered or faxed, and notices of change of address shall be deemed given when received.  Notice shall be sent to the following addresses, unless otherwise changed as set forth herein:

If to Licensor:

NorthStar Consumer Products, LLC

10 Saugatuck Ave.

Westport CT 06880

Attn: John Linderman

Facsimile: (203) 226-9029

with a copy to (which shall not constitute notice):

Levett Rockwood P.C.

33 Riverside Avenue

Westport CT 06880

Attn:  Barbara A. Young, Esq.

Facsimile: (203) 226-8025

If to BPAC:

Biopack Environmental Solutions, Inc.

10 Saugatuck Ave.

Westport, Connecticut 06880

Attn: Harry Pond, President

Facsimile: [_____________]

If to Licensee:

NorthStar Acquisition, Inc.

10 Saugatuck Ave.

Westport, Connecticut 06880

Attn: Harry Pond, President

Facsimile: [_____________]

with a copy to (which shall not constitute notice):

The Lebrecht Group, APLC

9900 Research Drive

Irvine, CA  92618

Attn:  Craig V. Butler, Esq.

Facsimile (949) 635-1244

7.4

Severability.   If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement, so long as such severed provision does not affect the overall business understanding and bargain of the Parties.

7.5

Application of Law; Venue.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Connecticut.  Venue for any cause of action brought relating to this Agreement or the Contemplated Transactions shall be Fairfield County, Connecticut.

7.6

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.7

No Third-Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

7.8

Legal Fees and Costs.  If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such disputes, including reasonable attorneys’ fees.

7.9

Binding Agreements; Non Assignability.  Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, heirs, devisees and successors of the respective parties hereto; but none of the rights or obligations attaching to either party hereunder shall be assignable, unless specifically noted.

7.10

Entire Agreement; Waiver.  This Agreement of the parties hereto with respect to the subject matter hereof, along with the exhibits and schedules hereto, constitutes the entire agreement between the parties, and no amendment, waiver, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege. The rights and remedies herein shall be cumulative and not exclusive of any right or remedies provided by law.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

“BPAC”

Biopack Environmental Solutions, Inc.

a Nevada corporation

By: /s/ Harry Pond

Harry Pond, President

“LICENSEE”

TriStar Consumer Products, Inc.

a Nevada corporation

By: /s/ Harry Pond

Harry Pond, President

“LICENSOR”

NorthStar Consumer Products, LLC

a Connecticut limited liability company

By: /s/ John Linderman

John Linderman, CEO

LIST OF SCHEDULES AND EXHIBITS

Schedule 1.2

Excluded Assets

Schedule 3.6

Material Contracts of Business

Schedule 4.4

Material Agreements of BPAC and Licensee

Exhibit A

Assets

Exhibit B

Assumed Liabilities

Schedule 1.2

Excluded Assets

•

NorthStar Consulting, LLC – Consulting business managed by John Linderman and James Barickman

•

OilFax Oil diagnostic product designs and patent(s)

•

Syzygy LLC, Owners of direct Access Testing business model

•

All existing office equipment and computer equipment

Schedule 3.6

Material Contracts

•

Contract with Michele Brown related to Beaute de Maman executed December 31, 2011. All obligations of NCP contained in the Purchase Agreement by and between NCP and Dr. Michele Brown dated December 31, 2011 will be transferred to the Licensee, including NCP’s obligation to compensate Dr. Brown in the event of a sale of NCP’s business as it relates to the Related Products. Material obligations in the Purchase Agreement include, but are not limited to:

o

Royalty payment to Michele Brown – Seven percent (7%) of Net Invoiced Value (as defined below) for all products sold under the Beaute de Maman brand name and derived from formulas transferred under the agreement with NCP for a 20 year period ending December 31, 2031.

o

Royalty payments will be made quarterly within 45 days following the last day of each calendar quarter.

o

“Net Invoiced Value” means the gross proceeds actually received by NCP from the sale of products during the applicable time frame, less the value for product returns, refunds referral fees, credit card fees, sales and similar taxes any separately stated shipping and handling expenses, any brokers’ commissions, fees paid to online sales platforms such as, but not limited to, www.amazon.com, and similar selling expenses and commissions as well as any adjustments to list price associated with invoice terms or “off-invoice” allowance deductions.

o

NCP agrees to purchase all available Saleable Inventory from Michele Brown  at such time as its sells same to its customers and, further agrees to acquire any unsold Saleable Inventory on or before the third year anniversary of the date of this Agreement. NCP shall not make payment for any item of Saleable Inventory until such item is sold in commerce (or is otherwise acquired by NCP).  Promptly upon the sale of any item(s) of Saleable Inventory, but in any event no less frequently than monthly, NCP shall remit payment for such item(s) to Michele Brown at the price(s) specified in the executed Purchase Agreement. For the purposes of the foregoing, “Saleable Inventory” means:  (A) the finished goods of the Products held for sale by or for the benefit of NCP that are in good and merchantable condition; (B) Michele Brown’s’ stock of labels and packaging that is current and useable in the production of the Products for commercial sale; (C) any production samples of the Products being held for stability and production control; and (D) any components of Saleable Inventory specifically identified in the executed Purchase Agreement.  NCP agrees to purchase all existing inventory from Michele Brown to fulfill consumer and customer orders as long as the inventory remains in a condition suitable for sale.

o

NCP must continuously maintain for the entire “Royalty Period” (as hereinafter defined), product liability insurance  in the amount of no less than two million dollars ($2,000,000),  which policy must, at a minimum, cover claims regarding all covered products regardless of who manufactured same. NCP further agrees to name Michele Brown as an additional insured under all such policies.

o

NCP agrees that, notwithstanding the amount of the actual Adjusted Gross Receipts for Covered Products, it shall pay Michele Brown a Minimum Royalty Payment of five hundred dollars ($500.00) per month for all Covered Products sold during the monthly period. The monthly Minimum Royalty Payment will be calculated against actual Royalty Payments on an annual basis. The Minimum Royalty Payment will only be provided to Dr. Brown in the case that current fiscal year to date payment is below the defined Minimum Royalty Payment terms. This Minimum Royalty Payment will become effective on April 1, 2012 and continue in effect for the full twenty year duration of the Royalty Period  The Royalty Payments shall be paid without set-off or deduction of any kind. Upon successful sale of the product line as defined below, Michele Brown will not be entitled to Royalty Payments beyond this transaction date.

o

Sale of Product Line.  In the event of a sale of the NCP’s business as it relates to the Covered Products, including, without limitation, any sale included a part of a sale of all or substantially all the assets of NCP or a merger or recapitalization by NCP or sale of equity interests by any member of NCP that results in the transfer of all or any portion of the Product Line (as hereinafter defined) from NCP to a person or entity unaffiliated with NCP, NCP shall make payment to Michele Brown (the “Product Line Payment”) in an amount equal to twenty percent (20%) of that portion of the proceeds reasonably allocable to the Product Line.  For the purposes of the foregoing, the “Product Line” means the Covered Products and the Intellectual Property conferring the right in the owner to market and distribute any or all of the Covered Products.  For the avoidance of doubt, Product Line includes any products that are pregnancy related.  If the sale of a Product Line is consummated that involves any payments that are not made at the closing of such transaction, such as NCP notes or earn-out payments, the applicable portion of the payment obligation set forth herein relating to such deferred or contingent payments shall only become due and payable upon receipt of any such payments by NCP or its affiliates.  Further, in the event that NCP is required to return any purchase consideration received in connection with one of the foregoing transactions, including the sale of a Product Line, as a result of indemnification obligations or otherwise, Michele Brown shall promptly pay to NCP the Michelle Brown’s portion of any such returned proceeds.  It shall be a condition to any sale under this Section 2I that the prospective purchaser (or surviving entity in any merger) shall: (i) then have (and shall confirm to Michele Brown it writing its agreement to maintain for a period of time not less than the then remaining Royalty Period) product liability insurance in amounts greater than or equal to (and with  coverage greater than or equal to) the insurance required to be maintained by NCP under this Agreement; and (ii) name Michele Brown as an additional named insured under such policy or policies

o

Michele Brown shall provide certain consulting services to NCP from time to time, upon NCP’s request, including, but not limited to, developing maternity-related content for http://www.beautedemaman.com,or any other website that NCP  might use to promote the sale of Products, the identification, formulation, packaging and positioning of any new products that can be added to the brand, and providing ad hoc advisory services (collectively, the “Services”).  NCP retains ownership of all content created by Michele Brown for any use in other marketing or advertising activities at NCP’s sole discretion. In consideration of Michele Brown’s provision of the Services, NCP shall pay to Michele Brown a consulting fee (the “Consulting Fee”) in an amount equal to the greater of: (i) One Hundred Dollars ($100) per hour for each hour that Michele Brown performs Services during the prior month; or (ii) One Thousand Dollars ($1,000.00).  Within ten (10) days following the end of each calendar month, Michele Brown shall submit to NCP a schedule identifying the nature and duration of Services performed during such month.  NCP agree that the maximum level of monthly consulting support for Michele Brown will not exceed $1,000 per month for the first twelve (12) months following the execution of this agreement. Michele Brown will provide the independent consulting activities in any manner using any electronic, internet or personal office location at her discretion. NCP shall pay the Consulting Fee within thirty (30) days following receipt of Michele Brown’s monthly invoice.  At any point during this agreement, NCP and Michele Brown can mutually agree to increase the Consulting Fee. The minimum Consulting Fee may be increased on the anniversary date of the executed agreement for each subsequent year.

This description is qualified in its entirety by reference to the actual Purchase Agreement, to which Licensee is directed.

SCHEDULE 4.4

Material Agreements of BPAC and Licensee

1)

Binding Letter of Intent with InterCore Energy, Inc. regarding the Soft and Smooth Assets.

Exhibit A

Assets

The Assets are all assets, trade products and services related to the Beauté de Maman line of health and beauty products and the formulation development for the over-the-counter itch suppression formula.

Beauté de Maman is a unique line of health & beauty products developed by a board-certified OBGYN to treat problems specifically related to the physiological and hormonal changes experienced by women during pregnancy. The Assets will include, but are not limited to:

1)

“Beauté de Maman” brand, logo, domain name and website:  (www. beautedemaman.com);

2)

All inventory existing at Closing in “as is” condition;

3)

All third party contracts and relationships related to Beauté de Maman products, including all supplier agreements;

4)

All customer lists, mailing lists, and customer data;

5)

All marketing, training and promotional content and materials prepared by Licensor and/or its employees and independent contractors relating to the Assets; and

6)

Beaute de Maman, LLC, and any membership units outstanding

The itch suppression assets include formula, proprietary formula knowledge and development activity.

Exhibit B

Assumed Liabilities

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All liabilities for managing the Beaute de Maman business as defined within the executed Purchase Agreement between NCP and Michele Brown. Specifically included liabilities include, but are not limited to:

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$7,386.00 payment to Michele Brown for formula transfer, due December 31, 2012;

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All formula and package development associated with retail distribution plans;

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All manufacturing and inventory costs associated with Beaute de Maman products;

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All expenses associated with the normal course of business and associated costs for selling products via the internet or retail channels.

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All liabilities associated with the continued formula development of the itch suppression product. Known liabilities include, but are not limited to, the following:

o

Cadaver skin testing;

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Clinical efficacy and claims testing;

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Formula optimization and initial product manufacturing;

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Consumer research concept and product testing;

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FDA filing and registration;

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Potential patent filing;

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Legal costs associated with finalizing formulation and IP agreements with third party providers.